UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
POTBELLY CORPORATION
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials:
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-1

POTBELLY CORPORATION
500 West Madison Street Suite 1000
Chicago, Illinois 60661

May 12, 2025

Dear Fellow Stockholders:

Potbelly Corporation’s (“Potbelly”, “we”, or the “Company”) 2025 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Thursday, May 15, 2025 at 8:00 a.m., Central Daylight Time, using the virtual-only format described in the 2025 Proxy Statement for the Annual Meeting (the “2025 Proxy Statement”) that was filed with the Securities and Exchange Commission on April 4, 2025. We are sending you this letter to ask you to vote FOR Proposal 4 in the 2025 Proxy Statement, which is our proposal to amend the Company’s Amended and Restated 2019 Long-Term Incentive Plan (as amended and restated effective June 24, 2020 and further amended effective May 18, 2023, the “Plan”).

Proposal 4, if approved, principally amends the Plan to increase the number of shares available for issuance under the Plan by 2,300,000 shares. As described in the 2025 Proxy Statement, our Board of Directors unanimously recommends a vote FOR the amendment to the Plan. One proxy advisory firm, Glass Lewis has also recommended a vote FOR the amendment to the Plan, indicating “no material concerns” with the Plan. However, another proxy advisory firm, Institutional Shareholder Services (“ISS”), has recommended a vote AGAINST the amendment to the Plan for the reasons stated in its 2025 Proxy Analysis and Benchmark Voting Recommendations Report (the “ISS Proxy Report”). While we respect ISS’s methodology and process, we firmly disagree with its recommendation.

The Company’s Plan is designed to attract and retain talented employees, motivate performance over time, and encourage performance that results in increased profitability and stockholder returns. We have historically targeted compensation levels at or sometimes below the median of our peers. According to the ISS Proxy Report, Potbelly’s 3-year average burn rate has been 2.02% (well below the ISS benchmark of 2.65%). This has allowed Potbelly to consistently maintain annual burn rates below ISS’s benchmark of 2.65%. In addition, for the 2025 Annual Meeting, both Glass Lewis and ISS have recommended a vote FOR our 2024 named executive officer compensation say-on-pay proposal. Further, ISS has itself given our executive compensation program a “1” on its Quality Score relative scale, the highest possible rating, indicating the lowest level of risk.

The below commentary addresses certain key concerns outlined in the ISS Proxy Report and provides supplemental data to ensure our stockholders have an opportunity to vote their shares on the basis of accurate, up-to-date information.

Grant Practices

Plan Duration
ISS suggests that a factor contributing to their recommendation to our stockholders to vote against Proposal 4 is that the Plan duration exceeds 6 years. Specifically, ISS believes the proposed Plan duration is 7.1 years. We respectfully disagree, and as disclosed in our 2025 Proxy Statement, we believe our request, if approved, will enable us to administer our compensation program to attract, motivate and retain employees for approximately three years – less than half the duration ISS suggests. Our calculation is based on the historical utilization rate of our shares and conservative assumptions of share price, discretionary share grants for new hire, inducement and retention awards, and maximum payout of performance shares, consistent with ISS’s standards. The following table details the calculations we used to develop the estimated plan duration of approximately three years:

Beginning of year (1/1/25) pool available for future grants	a	1,955,070
Projected to be granted in regular April 2025 grant	b	(620,625)
Reserving PSUs at max for previous grants	c	(982,118)
Remaining shares available (assuming PSUs at max)	d = a-b-c	352,327

		Future Grants Made at $8 Stock Price	Future Grants Made at $12 Stock Price
Annual Projected Equity Value (Including Non-Employee Director Grants	e	$7,045,000	$7,045,000
Assumed Grant Date Stock Price	f	$8.00	$12.00
Shares Granted	g = e/f	880,625	587,083
Reserving PSUs at Max	h	262,500	175,000
Total Annual Share Reserve	i = g+h	1,143,125	762,083

New Share Plan Request	j	2,300,000	2,300,000
Total Shares Available	k = d+j	2,652,327	2,652,327

Estimated Plan Duration	l = k/i	2.3 years	3.5 years

Clawback Policy
The ISS Proxy Report states that we do not have a clawback policy that applies to all equity compensation. In October 2023, we adopted our Executive Officer Clawback Policy (the “Clawback Policy”) that complies fully with the SEC and Nasdaq rules, which mandate recoupment of certain erroneously paid performance-based compensation, including equity incentive awards, received by Covered Persons (as defined in the Clawback Policy) in the event of an accounting restatement. While compliant with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Clawback Policy did not apply to time-based equity awards. Our Compensation Committee has reviewed and amended the policy to cover both time- and performance-based equity awards. That revised policy was approved on May 5, 2025 and is available at https://investors.potbelly.com/governance/governance-documents.

Plan Features
Broad Discretion to Accelerate Vesting

In the ISS Proxy Report, ISS also indicated concern regarding our Board of Directors’ broad discretion to accelerate vesting of grants under the Plan. At Potbelly, it is our philosophy that discretionary vesting should be based on rewarding employees for service, such as retirement of an employee or in the case of an employee’s death or permanent disability. However, in fact, since the implementation of the Plan, we have never accelerated the vesting of any awards, nor would we ever do so without a discussion with the full Board of Directors. We therefore do not believe that this factor has had, or ever will have, a negative impact on the Plan or our stockholders.

Conclusion
In summary, we continue to believe the proposed amendment to the Plan is reasonable and aligned with the best interest of the Company, its employees, and its stockholders. As stated in the 2025 Proxy Statement, if this proposal is not approved, we believe we would be at a significant disadvantage against our competitors, and we may be forced to increase cash compensation to meet our talent acquisition and retention goals.

For the reasons detailed in the foregoing discussion, we respectfully ask you to vote FOR Proposal 4 and if you previously voted against Proposal 4, we hope you will reconsider your vote for the reasons given.

Best regards,

Adiya Dixon
Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary

Forward-Looking Statements: Certain statements in this communication may be considered forward-looking. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this communication.